Exhibit 99.2

CBL & ASSOCIATES PROPERTIES, INC.

CONFERENCE CALL, FIRST QUARTER

MAY 3, 2007 @ 10:00 AM EDT

John:

Thank you and good morning. We appreciate your participation in the CBL & Associates Properties Inc., conference call to discuss first quarter results. Joining me today is Stephen Lebovitz, President and Katie Reinsmidt, Director of Investor Relations who will begin by reading our Safe Harbor disclosure.

Katie:

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. During our discussion today, references made to per share are based upon a fully diluted converted share. We direct you to the Company’s various filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein for a discussion of such risks and uncertainties.

A transcript of today’s comments, the earnings release and additional supplemental schedules will be furnished to the SEC on Form 8-K and will be available on our website. This call will also be available for replay on the Internet through a link on our website at cblproperties.com. This conference call is the property of CBL & Associates Properties, Inc. Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

During this conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A description of each non-GAAP measure and a reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the earnings release that is furnished on the Form 8-K.

JOHN:

Thank you, Katie.

FINANCIAL REVIEW:

During the first quarter 2007 FFO per share was $0.78 compared with $0.83 per share in the prior year period. FFO per share for the quarter included $0.03 per share of gains on outparcel sales and $0.03 per share in lease termination fees. This compares with $0.01 per share of gains on outparcel sales and $0.05 per share in lease termination fees included in the prior year period.

As we indicated in our press release, we were not satisfied with the results we achieved this quarter. However, we did have a few extraordinary items that we would first like to take a few minutes to review. We believe these items will help to explain the variances between the $0.78 we reported this quarter versus the $0.83 we reported in the prior year period.

•	First, FFO was reduced by $800,000, a non-cash income tax provision that was not included in the prior year period.
•

Second, in the first quarter of 2006 we experienced a recovery of bad debt expense and in this quarter we had a charge for bad debt. This negatively impacted first quarter 2007 FFO by approximately $1.5 million.

•	Third, we lost $2.9 million of income from properties that were sold in the second quarter 2006.
•	Fourth, we had an additional $400,000 franchise tax this quarter due to changes in state tax laws. This tax is not recoverable from tenants.

These items totaled $5.6 million or approximately $0.05 of FFO per share. Excluding these items, FFO per share would have been approximately $0.83 for the quarter.

Same center NOI declined 3.0% during the quarter. Excluding lease termination fees applicable to same center for the first quarter of 2007 and 2006 of $3.4 million and $5.4 million, same center NOI declined 1.8% for the first quarter of 2007 over the first quarter 2006.

Several of the same items that impacted FFO also impacted same center NOI, including the $400,000 franchise tax and the $1.5 million negative variance in bad debt expense. Excluding these negative variances and lease terminations from both periods, same center NOI for the quarter would have been flat from the prior year.

Our cost recovery ratio for the quarter ended March 31, 2007, was 98% compared with 104.5% in the prior year period. We expect the cost recovery ratio for the full year to be in the 100% range. One of the reasons for the decline in the recovery ratio was that property-operating expense was impacted by a $1.2 million increase for snow removal. A portion of this expense was recoverable; however as more and more tenants move to fixed CAM, expenses it will not move in parity with recoveries as they do with pro rata

CAM. As a result, some quarters we will recover more than we expend and in some quarters we will recover less as a result of higher expenses. Overall, we expect the move to fixed CAM to be a net positive as we continue to covert more tenants to fixed CAM. At quarter end we had 60% of our leases converted to fixed CAM.

Additional highlights during the quarter included:

•	G&A represented approximately 4.1% of total revenues in the first quarter 2007 compared with 3.9% of revenues for the prior year period.
•	Our debt-to-total market capitalization ratio was 46.8% as of the end of March compared with 46.4% as of the end of the prior year period.
•	Variable rate debt represented approximately 8.2% of the total market capitalization as of the end of March and 17.6% of total debt compared with 25.2% in the prior year period.
•	Our EBITDA to interest coverage ratio for the quarter ended March 31, 2007, was 2.45 times, compared with 2.56 times for the prior year period.

LOAN REFINANCINGS:

In mid-March we completed $417.0 million in six separate permanent financings. The new loans are ten-year, non-recourse and are individually secured by Mall of Acadiana, Citadel Mall, The Plaza at Fayette Mall, Layton Hills mall and associated center, Hamilton Corner, and The Shoppes at St. Clair Square. The new loans have a weighted average fixed interest rate of 5.67%. These loans replaced approximately $92.1 million in preexisting loans secured by five properties with a weighted average interest rate of 6.87%. These refinancings allowed us to greatly reduce our variable rate debt exposure.

GUIDANCE UPDATE:

As indicated in our press release, we believe we are on track to meet our previously issued guidance range for 2007 FFO per share of $3.44 to $3.50 per share, which assumes same center NOI growth of 1.5 to 2.5%. The guidance includes an estimate of $0.10 per share for the full year for the gains on outparcel sales and a $0.05 gross, or $0.03 net impact per share for lease termination fees for the full year. The lease termination estimate is net of the lost rent from terminated leases. These amounts are estimates based on first quarter results, current market conditions and historical performance and represent our best estimate at this time. The guidance will continue to exclude the impact of any future acquisitions.

I will now turn the call over the Stephen.

Stephen:

Thank you, John.

With ICSC in Las Vegas just around the corner, the entire team here at CBL is busy preparing. We expect record attendance this year and we are excited about the great pipeline of developments we will be marketing. In addition to our wholly owned projects, we have quite a few joint venture partnerships that we are working on as well.

One of our corporate goals is to reach a development investment of $500 million annually and we are well on our way to reaching that goal. In 2007 we plan to invest over $365 million in 2.4 million square feet of developments and expansions marking the largest single-year development investment in the Company’s history. In addition, we will invest over $41.5 million in 450,000 square feet of redevelopments.

With the continued growth in our markets we have a tremendous amount of opportunity to expand existing properties and develop new projects within these areas. In 2007 we have a number of developments slated for completion near or at existing properties. These projects are profitable, help maintain our dominant position, and limit the threat of new competitive retail developments.

DEVELOPMENT REVIEW:

We have already opened one project within an existing market this year. The Shoppes at St. Clair Square, a new 84,000 square foot associated center is located adjacent to St. Clair Square Mall in Fairview Heights, IL. The center includes Barnes & Noble, Ann Taylor LOFT, Banana Republic, and Chico’s. It opened in March and is 97% occupied.

A number of other lifestyle additions to our malls are under construction. These include a 39,000 square foot expansion and redevelopment at Harford Mall in Bel Air, MD. The project will add to and convert existing food court space into an exterior oriented lifestyle wing with additional retail and restaurant offerings. The project is 84% leased and committed and is scheduled for completion in the fall.

At Valley View Mall in Roanoke, VA we are adding The District at Valley View, a 75,000 square foot lifestyle expansion. Carraba’s and Abuelo’s restaurants opened in late 2006 and the remainder of the project will open in July and will include Barnes & Noble, plus fashion retailers and additional restaurants. This project is currently 70% leased and committed.

The District at CherryVale, our new 85,000 square foot lifestyle expansion at CherryVale Mall in Rockford, IL is also under construction. The expansion will include Coldwater Creek, Granite City Food & Brewery, Barnes & Noble, along with ten additional stores and restaurants. This project is scheduled for completion in late fall 2007 and is currently 82% leased and committed.

At Brookfield Square in Milwaukee, WI, Mitchell’s Fish Market and Fleming’s Steakhouse recently opened and next year Claim Jumpers restaurant will open. In addition, we are in the process of adding a free standing Fresh Market and a corner outparcel development with Ethan Allen.

At Southpark Mall in Richmond, VA, a 16- screen Regal Cinema is currently under construction and expected to open in July. Later this year we will begin construction on a 17,000 square foot expansion to the mall including a new food court. The expansion is expected to open in the fourth quarter.

We also have a number of anchor locations that are currently being redeveloped. These redevelopments allow us to enhance the shopping experience and draw of our centers by incorporating new stores and restaurants that otherwise may not have the opportunity to enter the market.

At Parkdale Mall in Beaumont, TX, Dillard’s had two stores in the mall. We purchased the Dillard’s store that was damaged in the hurricane in 2005 and are now building the 50,000 square foot first phase of a new associated center including a 30,000 square foot Circuit City that is expected to open in the fall. Additional boxes and restaurants will follow in 2008. Dillard’s is currently remodeling and expanding their remaining store by 50,000 square feet to a total of 200,000 square feet.

At Northpark Mall in Joplin, MO, we are redeveloping the former Montgomery Ward’s building for Steve & Barry’s and TJMaxx. The project will open in the fall.

At Columbia Place in Columbia, SC, we are redeveloping a former JCPenney store for Burlington Coat Factory and Steve & Barry’s. This redevelopment is also scheduled for completion in the fall.

At Westgate Mall in Spartanburg, SC, the former Proffit’s building was recently sold to Costco and has been demolished. Costco is working on building their new store, which will open in August.

At Mall del Norte we opened Circuit City last year in the former Ward’s building and have a Cinemark Theater under construction for the remaining space. The new 16-screen theater will open in July.

As far as new developments, in Burlington, NC, construction is continuing on the 655,000 square foot first phase of Alamance Crossing. This development will be anchored by Dillard’s, Belk, JCPenney, Barnes & Noble and a 16-screen West End Carousel Cinema and will offer shoppers approximately 170,000 square feet of small shops and a restaurant village. The project is over 85% leased and committed and will open in fall 2007. The second phase is scheduled to open in 2009.

Opening in September is York Town Center, a 270,000 square foot community center located near our York Galleria mall in York, PA. York Town Center is anchored by

Dick’s Sporting Goods, Best Buy, Ross, Staples, Christmas Tree Shops and Bed, Bath & Beyond and will include 50,000 square feet of shops and restaurants. This project is 99% leased and committed.

In March, we held the grand opening celebration for the lifestyle phase of Gulf Coast Town Center in Ft. Myers, FL. The 225,000 square feet of small shop space joined Belk, JCPenney, Best Buy and Bass Pro. In April, Costco opened. The project opened 97% leased and committed and we are working on a third phase that will include additional junior anchors and small shop space.

In Milford, CT, our new 107,000 square foot lifestyle center, Milford Marketplace is scheduled to open in the fall of this year. The project is anchored by a 30,000 square foot Wild Oats and will feature Ann Taylor LOFT, Chico’s, White House | Black Market, and others. The project is currently 80% leased and committed.

In Palm Coast, FL, we are developing Cobblestone Village, a 280,000 square foot project that will be anchored by Belk and Lowe’s. The project is 88% leased and committed and is expected to open in October. This area in Florida continues to offer some of the best population growth in the country. With a five-year growth rate of 67%, USA Today recently named Palm Coast, FL the fastest growing micropolitan area in the country.

Our first mixed-use development is under construction and progressing well. Pearland Town Center will be located 20 miles south of Houston, in Pearland, TX. The project will include over 720,000 square feet of retail space, a Courtyard by Marriott hotel, office space and residential. This center will feature Dillard’s and Macy’s as anchors, Barnes & Noble, several junior anchors and approximately 300,000 square feet of small shops. A number of exciting retailers and restaurants have committed to the project including Chico’s, Charlotte Russe, Hollister, and many more. Pearland currently has more than 61% of the retail portion leased and committed and is scheduled to open in fall 2008.

For 2007, we have renovations planned for four malls: Brookfield Square in Milwaukee, WI; Honey Creek Mall in Terre Haute, IN; Mall del Norte in Laredo, TX; and Georgia Square in Athens, GA. The total estimated investment for the renovations is approximately $50 million.

LEASING:

During the first quarter, we signed a total of approximately 2.1 million square feet of leases including approximately 1.2 million square feet of development leasing and 880,000 square feet of leases in our operating portfolio. The 880,000 square feet was comprised of 375,000 square feet of new leases and 505,000 square feet of renewal leases. This compares with 1.25 million square feet of leases signed in the first quarter 2006, including 450,000 square feet of development leasing and 800,000 square feet completed in the operating portfolio. Of the 800,000 square feet in the operating portfolio 300,000 square feet were new leases and 500,000 square feet were renewals.

For total mall leasing and same space mall leasing in the first quarter, we achieved an average increase of approximately 7% over the average base rent per square foot of expiring leases in the year.

Total mall occupancy at the end of the quarter increased 10 bps to 91.2% from 91.1% in the prior year period. Stabilized mall occupancy rose 20 basis points to 91.5% from 91.3% in the prior year period. Total portfolio occupancy declined 30 basis points from the prior year period to 91.0%. Occupancy in the associated centers was flat at 92.0% at quarter-end. Community center occupancy declined to 80.7% from 91.9%. Timing delays at a couple of our newly opened centers impacted total occupancy in the quarter. At High Pointe Commons, we opened the anchors but many of the stores are still in the process of taking occupancy. At Gulf Coast Town Center, the project is 97% leased and committed, however many stores are still completing their build-out. Excluding High Pointe Commons and Gulf Coast, total occupancy would have been flat from the prior year and mall occupancy would have increased 30 basis points from the prior year.

BANKRUPTCY UPDATE:

In the first quarter we had six store closures due to bankruptcies comprising 20,000 square feet and $690,000 of gross rents. This compares with 42 stores comprising 135,000 square feet and $4.8 million in annual gross rent for the prior year period.

RETAIL SALES

We were pleased to achieve a 5.4% increase in same store sales in the first quarter bringing our rolling 12-month average sales to $345 per square foot for reporting tenants 10,000 square feet or less in stabilized malls.

Occupancy costs, as a percentage of sales, was 13.4% for the three months ended March 31, 2007, compared with the prior year period of 13.6%.

CONCLUSION:

In summary, we are very focused on working to maximize the performance of our operating portfolio. We believe that investing in our properties through expansions, redevelopments and renovations will contribute significantly to future growth. We are also excited about our growing development and joint venture program and see that strategy adding to our bottom line in a more meaningful way over the next few years.

Thank you again for joining us today. We look forward to seeing each of you at ICSC. We appreciate your continued support and would now be happy to answer any questions you may have.